Exhibit 99.1

155 EAST TROPICANA, LLC ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2007 FINANCIAL RESULTS

Las Vegas, NV – April 1, 2008 – 155 East Tropicana, LLC (the “Company”) today announced full year and fourth quarter operating results for the period ended December 31, 2007.  The Company owns the Hooters Casino Hotel in Las Vegas, Nevada, which celebrated its grand opening on February 2, 2006.

Operating highlights of 155 East Tropicana, LLC for the full year and fourth quarter ended December 31, 2007, compared to the results of operations for 155 East Tropicana, LLC for the same periods in 2006, are as follows:

•                  Net loss for 2007 improved by $4.3 million from a loss of $18.4 million in 2006 to $14.1 million in 2007.

•                  Net revenues for the full year 2007 declined 3.0% to $65.0 million, compared to $66.7 million in 2006.  Adjusted EBITDA(1) was $6.7 million for 2007, compared to $7.6 million for 2006.  A substantial portion of the annual decline in revenues and Adjusted EBITDA(1) occurred in the fourth quarter of 2007.

•                  Net revenues for the fourth quarter of 2007 declined 12.0% to $14.8 million, compared to $16.8 million in the fourth quarter of 2006.  Adjusted EBITDA(1) was $1.8 million in the fourth quarter 2007, compared to $2.4 million in the same quarter of 2006.

“During the fourth quarter of 2007, we added key marketing programs to promote revenue,” stated Mr. Gary Gregg, Chief Operating Officer.  “We also overhauled our operational expense structure, reorganized our management team, restaurant operations, staffing levels, benefit programs and other expenses.  We feel confident that these improvements will better position us to reach our goals in 2008.”

Supplemental Schedule

Statement of Operations for 155 East Tropicana, LLC

	Quarter ended	Quarter ended
	December 31,	December 31,
	2007	2006

Operating revenues:
Casino	$5,593,457	$6,219,607
Food, beverage and entertainment	5,023,083	5,714,485
Hotel and other	5,592,937	6,104,431
	16,209,477	18,038,523
Less promotional allowances	(1,361,718)	(1,263,904)
Net operating revenues	14,847,759	16,774,619

Operating expenses:
Casino	3,129,106	3,384,038
Food, beverage and entertainment	3,735,343	4,553,009
Hotel and other	2,548,944	2,262,591
General and administrative	3,672,625	4,196,250
Depreciation	1,569,826	1,179,831
Related party royalties expense	331,344	375,043
Pre-opening expenses	—	—
Restructuring costs	—	—
Total operating expenses	14,987,188	15,950,762
Operating income (loss)	(139,429)	823,857
Other income (expense):
Interest expense, net of capitalized interest	(3,360,220)	(3,255,520)
Interest income	12,864	58,508
Other income (expense), net	(3,347,356)	(3,197,012)
Net loss	$(3,486,785)	$(2,373,155)

Operating Results of 155 East Tropicana, LLC for the Quarter Ended December 31, 2007 Compared to the Quarter Ended December 31, 2006

The fourth quarter of 2007 was a quarter of significant operational changes.

•                  New marketing strategies for slot promotions were developed.

•                  We brought in new expertise to help us improve occupancy, improve ADR and increase advance bookings.

•                  Research was conducted on an idea to revolutionize customer service in table games operations and increase the job satisfaction of our dealers.  We eliminated the normal tip-sharing policy prevalent in casinos on the Strip.  Our dealers do not pool their tips but keep all of the tips they earn each day, which has encouraged the dealers to provide a fun and friendly place to play at Hooters.  The go-for-your-own tip policy began in January 2008.

•                  All expenses were reviewed, resulting in the consolidation of the Dam 24-hour coffee shop into the Marino’s restaurant.  The consolidation of the front of house serving staff and closure of the Dam kitchen resulted in an average monthly savings of $0.3 million.

•                  The management team was reorganized resulting in staff reductions.  Hourly staff efficiencies were also reviewed resulting in payroll expense reductions.

•                  Our benefits programs were reviewed and we found ways to offer the same benefits to employees at a reduced cost.

Mr. Gregg continued, “All of these changes are expected to benefit future quarters.  Initial results in the first quarter of 2008 have been encouraging.”

Net operating revenues for the fourth quarter ended December 31, 2007, were $14.8 million, compared to net revenues of $16.8 million in the fourth quarter of 2006, a decrease of 12%.  The decrease in net revenues was due to declines in all revenue areas as discussed below.

According to Gaming Revenue Reports published by the Nevada Gaming Control Board, the gaming revenue for all locations on the Las Vegas Strip fell 0.7% for the quarter ended December 31, 2007 and table games revenue fell 3.4% in the fourth quarter.  We believe that this is indicative of an overall softening of the Las Vegas Strip casino revenues in the fourth quarter that has affected smaller properties, such as Hooters Casino Hotel, the most.

Visitor counts to Las Vegas in the fourth quarter of 2007, published by the Las Vegas Visitors Authority were flat with the same quarter in 2006.   We believe that the credit market crisis that began in August 2007 has impacted our revenues and visitor counts.

Casino revenues were $5.6 million for the fourth quarter ended December 31, 2007, compared to $6.2 million for the same quarter in 2006 due to decreases in both table games drop and slot coin-in.

Food, beverage and entertainment revenue decreased 12% to $5.0 million for the quarter ended December 31, 2007 as compared to $5.7 million for the fourth quarter of 2006, due to the closing of the “13” Martini Bar and a decline in other bar and restaurant revenues.  The Dam 24-hour coffee shop was closed on October 24, 2007 and Marino’s began operations at that time as a 24-hour restaurant, but that event did not contribute to the decrease in food revenue for the quarter.  Most of the displaced covers from the closing of the Dam were absorbed into Hooters and Marino’s restaurants.  We were experiencing a 13.7% decline in restaurant revenues prior to the closing of the Dam which we believe was due to a general decline in traffic and occupancy.

The profit margin for food and beverage operations increased to 25.6% for the quarter ended December 31, 2007, versus 20.3% for the quarter ended December 31, 2006.  The savings resulted from the consolidation of the front-of-the-house serving staff and closure of the Dam kitchen operations.

Hotel and other revenue (which includes hotel room revenue, retail, spa, and other miscellaneous revenue) decreased 8.4%, to $5.6 million for the quarter ended December 31, 2007 from $6.1 million for the quarter ended December 31, 2006.  Room revenue was $3.8 million for the fourth quarter of 2007 compared to $4.5 million for the fourth quarter of 2006.  Average daily room rates decreased by 13.0% to $73 for the fourth quarter of 2007 from $84 for the quarter of 2006. Occupancy rates increased to 84.6% for the fourth quarter of 2007 from 83.4% for the fourth quarter of 2006.

General and administrative expenses decreased to $3.7 million in the fourth quarter of 2007 from $4.2 million in the fourth quarter of 2006, principally due to decreases in marketing expenses.

Adjusted EBITDA (1) was $1.8 million in the fourth quarter of 2007.  This compares to $2.4 million for the same period in 2006.

Operating Results of 155 East Tropicana, LLC for the Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Net operating revenues for 2007 were $65.0 million compared to $66.7 million in 2006, a decrease of $1.7 million.  For 2007 we operated for a full twelve months.  In 2006 we were essentially closed in January and reopened as the Hooters Casino Hotel on Feb 3, 2006, when revenues spiked for about three months with the excitement of the grand opening.  We experienced a decline in casino revenues of $2.3 million in 2007 due to decreased traffic and an increase in promotional allowances of $0.9 million due to new slot programs.   These were offset partially by increased hotel and other revenue of $1.8 million due to increased occupancy in January and throughout the year.

We believe that our slot revenue win per unit can be increased to a more competitive level in future periods by focusing on special slot promotions, direct marketing programs and other programs targeted to increase casino traffic.  Those programs were instituted in late 2007 and early 2008.

Despite an extra month of operations in 2007, operational expenses before depreciation, related party royalty expense, preopening and loss on disposal of assets were $58.4 million in 2007 compared to $59.1 million in 2006 due to cost cutting in payroll, marketing and other areas.

Adjusted EBITDA was $6.7 million in 2007 compared to $7.6 million in 2006.

For the year ended December 31, 2007, the Company used $6.3 million of cash in operating activities, which included the payment of $11.9 million in interest on all debt. For the year ended December 31, 2007, $0.9 million of cash was used in investing activities, as a result of capital expenditures.

For the year ended December 31, 2007, the Company was provided $6.8 million of cash from financing activities. The Company received $5.3 million in proceeds from issuance of long-term debt and $3.5 million in payments related to the asset purchase agreement entered into by the Company in April 2007. This was partially offset by $2.0 million in principal payments on equipment debt.

Subsequent to December 31, 2007, the Company collected payments of $500,000 in January, February and March 2008 to extend the deadline for the closing of the asset purchase agreement.  The closing deadline can be extended to June 30, 2008 with additional extension fee payments of $500,000 in April and May, 2008.

We believe that we have the flexibility to cover operational contingencies, working capital needs, capital expenditures, and debt service obligations during 2008 through the use of cash (which totaled $5.9 million at December 31, 2007, including $3.8 million required in daily operations), our cash flow from operations, our ability to draw against our $15.0 million credit facility, other available equipment financing and the receipt of extension fee payments called for under the asset purchase agreement received subsequent to December 31, 2007.

Capital expenditures of approximately $1.0 million are anticipated in 2008

Conference Call

The Company will conduct a conference call to discuss its fourth quarter and full year 2007 financial results on Wednesday, April 2, 2008 at 9:30 a.m. ET.  The call can be accessed live over the phone by dialing (888) 256-9124 or for international callers by dialing (913) 312-1277.  The conference call will be simultaneously webcast on the Investor Relations portion of the Company’s website, www.hooterscasinohotel.com.  A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or for international callers by dialing (719) 457-0820; the password is 1304172. The replay will be available from April 2, 2008 through April 9, 2008.

(1)          “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, but after adding back unusual or non-cash items such as pre-opening expenses, loss on disposal of assets and related party royalties.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  Moreover, our calculations of Adjusted EBITDA may not be comparable to that reported by other companies.  EBITDA is a basis upon which we assess our liquidity and because certain covenants in our notes indenture and our credit facility are tied to similar measures.  EBITDA also presents useful information regarding our ability to service and incur indebtedness.  EBITDA does not take into account our debt service requirements, and, accordingly, is not necessarily indicative of amounts that may be available for debt service.

The following table reconciles Adjusted EBITDA to operating income (loss) for the periods indicated (in thousands):

	Three Months	Three Months	Year Ended	Year Ended
	Ended	Ended	December 31,	December 31,
	December 31, 2007	December 31, 2006	2007	2006
Operating income (loss)	$(139)	$824	$(962)	$(6,194)
Depreciation	1,570	1,180	6,250	5,842
Related party royalties	331	375	1,387	1,459
Pre-opening expense	—	—	—	5,293
Loss on disposal of assets	—	—	—	1,199
Adjusted EBITDA	$1,762	$2,379	$6,675	$7,599

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada.  The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip.  The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to, risks relating to our substantial level of debt and our debt obligations and covenants; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; its dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; changes in federal or state tax laws; and other factors beyond our control.  Additional information about factors that could affect the Company’s business is set forth in SEC filings.

Contact:

Michael Hessling, President

(702) 597-6076

155 East Tropicana, LLC
(A Nevada Limited-Liability Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$5,861,991	$6,164,192
Accounts receivable, net of allowance for doubtful accounts of $90,831 and $99,921 in 2007 and 2006, respectively	1,880,454	1,609,756
Inventories	931,029	846,651
Prepaid expenses	1,576,356	1,569,980
Total current assets	10,249,830	10,190,579
Property and equipment, net	117,084,512	122,135,784
Other long-term assets:
Deferred financing costs	4,971,161	6,366,625
Intangible assets	6,505,209	6,557,119
Other assets	336,022	343,273
Total other long-term assets	11,812,392	13,267,017
Total assets	$139,146,734	$145,593,380

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$2,974,233	$2,969,064
Accrued interest payable	2,843,750	2,843,750
Accrued liabilities	1,399,930	2,266,740
Purchase deposit and extension payments	3,500,000	—
Current portion of long-term debt	2,035,273	1,859,319
Total current liabilities	12,753,186	9,938,873
Related party royalties payable	2,848,796	1,461,881
Long-term debt	136,552,084	133,081,099
Total liabilities	152,154,066	144,481,853

Commitments and contingencies

Members’ equity:
Membership interests	34,333,375	34,333,375
Accumulated deficit	(47,340,707)	(33,221,848)
	(13,007,332)	1,111,527
Total liabilities and members’ equity	$139,146,734	$145,593,380

155 East Tropicana, LLC
(A Nevada Limited-Liability Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006

Operating revenues:
Casino	$23,551,180	$25,830,265
Food, beverage and entertainment	23,318,248	23,620,776
Hotel and other	24,483,805	22,696,316
Related party lease income	—	—
	71,353,233	72,147,357
Less promotional allowances	(6,315,609)	(5,436,431)
Net operating revenues	65,037,624	66,710,926

Operating expenses:
Casino	13,440,537	13,103,972
Food, beverage and entertainment	17,721,954	18,973,914
Hotel and other	9,222,140	8,785,883
General and administrative	17,977,767	18,248,203
Depreciation and amortization	6,249,991	5,841,526
Pre-opening expenses	—	5,292,834
Related party royalties expense	1,386,914	1,459,162
Loss on disposal of assets	—	1,199,470
Total operating expenses	65,999,303	72,904,964
Operating loss	(961,679)	(6,194,038)

Other income (expense):
Interest expense, net of capitalized interest of $0, $202,873 and $692,059 for the years ended December 31, 2007, 2006 and 2005, respectively	(13,248,133)	(12,745,839)
Interest income	90,953	498,607
Loss on extinguishment of debt	—	—
Other income (expense), net	(13,157,180)	(12,247,232)
Net loss	$(14,118,859)	$(18,441,270)